                                                                       EX-99.B16

               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
                       VANGUARD BALANCED INDEX FUND, INC.


1. Average Annual Total Return (As of December 31, 1996)
        P (1 + T)n = ERV



     Where:  P = a hypothetical initial payment of $1,000
             T = average annual total return
             N = number of years
             ERV = ending redeemable value at the end of the period
    EXAMPLE:
      One Year
           P =   $1,000
           T =   +13.95%
           N =   1
         ERV =   $1,139.50
           P =   $1,000
           T =   +12.79%
           N =   *
         ERV =   $1,646.00


    *Since inception September 28, 1992


2. YIELD (30 Days Ended December 31, 1996)


                  Yield = 2[(a - b +1)6-1]
                      ---------------------------
                             c x d


        Where:   a = dividends and interest paid during the period
                 b = expense dollars during the period (net of reimbursements)
                 c = the average daily number of shares outstanding during the period
                 d = the maximum offering price per share on the last day of the period
    Example     a = $2,530,877.47
                b = $131,604.060
                c =  56,758,079.395
                d = $14.04
             Yield =  3.64%